Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Second Quarter 2018 Results

•	Second quarter revenue of $427.4 million, up 16 percent sequentially

•	Net income for the quarter of $0.23 per basic and $0.22 per diluted share

•	New $200 million share repurchase program authorized

•	Closed on the acquisition of EP Minerals

•	$16.2 million impairment charge related to exiting the resin coating business

Katy, Texas, July 31, 2018 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $17.6 million or $0.23 per basic and $0.22 per diluted share for the second quarter ended June 30, 2018, compared with net income of $29.5 million or $0.36 per basic and diluted share for the second quarter of 2017. The second quarter results were negatively impacted by $17.6 million or $0.17 per share in M&A related expenses, asset impairment charges of $16.2 million or $0.16 per share to close the Company’s resin coating facility and $10.7 million or $0.10 per share in costs related to plant startup and expansion expenses. These expenses were partly offset by a credit of $1.9 million mostly related to the completion of the sale of assets in the first quarter, resulting in adjusted EPS for the second quarter of $0.64 per basic and diluted share.
“I’m extremely pleased with the outstanding performance by our two operating segments during the second quarter,” said Bryan Shinn, president and chief executive officer. ‘’Higher sand volumes and pricing plus strong performance from Sandbox® drove record contribution margin for Oil and Gas in the quarter. For our ISP segment, record revenue, contribution margin and contribution margin per ton was driven by a mix of higher volumes, higher pricing and a strong contribution from the EP Minerals acquisition, which closed during the second quarter,’’ he added.
“During the quarter we also decided to exit the resin coated sand business, which primarily served the oil and gas market, based on customer feedback that demand for this type of product is rapidly declining. This has been a very small business for us and we don’t anticipate any impact to earnings beyond the impairment charges in the second quarter,” he continued.
“Looking forward, we expect strong demand in Oil and Gas for both sand and Sandbox®. We are heavily contracted in this market at attractive margins and are well positioned to serve our blue-chip customer base in the years ahead. In ISP, we expect significant margin growth from pricing, new products and accretive acquisitions. Given these many positive catalysts, we should generate substantial free cash flow in the coming quarters, with free cash flow yield approaching 15% at our current market capitalization next year,” he concluded.

Second Quarter 2018 Highlights
Total Company

•	Revenue of $427.4 million for the second quarter of 2018 compared with $369.3 million in the first quarter of 2018, up 16% sequentially and 47% over the second quarter of 2017.

•	Overall tons sold of 4.489 million for the second quarter of 2018 compared with 4.129 million tons sold in the first quarter of 2018, up 9% sequentially and 23% over the second quarter of 2017.

•	Contribution margin of $155.9 million for the second quarter of 2018 compared with $120.0 million in the first quarter of 2018, up 30% sequentially and 65% over the second quarter of 2017.

•	Adjusted EBITDA of $123.6 million for the second quarter of 2018 compared with Adjusted EBITDA of $95.4 million in the first quarter of 2018 and $75.1 million in the second quarter of 2017.

Oil and Gas

•	Revenue of $324.1 million for the second quarter of 2018 compared with $312.9 million in the first quarter of 2018, up 4% sequentially and 38% over the second quarter of 2017.

•	Tons sold of 3.465 million for the second quarter of 2018 compared with 3.252 million tons sold in the first quarter of 2018, up 7% sequentially and 26% over the second quarter of 2017.

•	67% of tons sold were in basin for the second quarter of 2018 compared with the 67% sold in basin in the first quarter of 2018.

•	Segment contribution margin of $114.6 million for the second quarter of 2018 compared with $99.4 million in the first quarter of 2018, up 15% sequentially and 61% over the second quarter of 2017.

Industrial and Specialty Products

•	Revenue of $103.4 million for the second quarter of 2018 compared with $56.4 million in the first quarter of 2018, up 83% sequentially and 86% over the second quarter of 2017.

•	Tons sold totaled 1.024 million for the second quarter of 2018 compared with 0.877 million tons sold in the first quarter of 2018, up 17% sequentially and 15% over the second quarter of 2017.

•	Segment contribution margin of $41.3 million for the second quarter of 2018 compared with $20.5 million in the first quarter of 2018, up 101% sequentially and 78% over the second quarter of 2017.

Capital Update
As of June 30, 2018, the Company had $322.4 million in cash and cash equivalents and $96.0 million available under its credit facilities. Total debt as of June 30, 2018 was $1,267.4 million. Capital expenditures in the second quarter totaled $86.9 million and were mainly for engineering, procurement and construction of our growth projects, primarily Crane and Lamesa, equipment to expand our Sandbox operations, and other maintenance and cost improvement capital projects.
During the second quarter, our Board of Directors authorized the repurchase of up to $200.0 million of our common stock. As of June 30, 2018, the Company has repurchased 536,139 common shares for a total of $15.5 million and has $184.5 million remaining availability under this program.
On May 1, 2018, the Company closed on its $750.0 million acquisition of EP Minerals. We financed the transaction and refinanced our current debt through a new, seven-year, $1.28 billion committed Term Loan B credit facility and an expanded $100.0 million revolving credit facility.
Outlook and Guidance
The Company anticipates that its capital expenditures for 2018 will be approximately $350 million. For the third quarter, we expect volumes in Oil & Gas to be up in the range of 20 to 25 percent as we ramp our new capacity in West Texas and bring our Brownfield expansion projects fully online. We expect to sell up to 80% of our total Oil and Gas volumes under long term supply agreements.
For Sandbox®, we expect increased volumes and strong performance in the third quarter as we continue to add crews and grow adjusted EBITDA per crew.
Looking at the outlook for ISP, we expect sequential increases in pricing and margins, driven by a full quarter of the strategic price increases implemented during the second quarter and a full quarter of results from EP Minerals. ISP should also benefit from favorable product mix as higher margin products continue to make up a larger percentage of their overall sales.
Conference Call
U.S. Silica will host a conference call for investors today, July 31, 2018 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merrill, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13680439. The replay will be available through August 30, 2018.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Wholly owned EP Minerals, a U.S. Silica Company, is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. Over its 118-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. The Company currently operates 27 production facilities. The Company is headquartered in Katy, Texas and has offices located in Frederick, Maryland and Chicago, Illinois.
Forward-looking Statements
Certain statements in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers' businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica's filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Total sales	$427,433	$369,313	$290,465
Total cost of sales (excluding depreciation, depletion and amortization)	292,845	260,910	196,964
Operating expenses:
Selling, general and administrative	42,232	34,591	25,839
Depreciation, depletion and amortization	36,563	28,592	23,626
Asset impairment	16,184	—	—
Total operating expenses	94,979	63,183	49,465
Operating income	39,609	45,220	44,036
Other (expense) income:
Interest expense	(20,214)	(7,070)	(8,105)
Other income (expense), net, including interest income	1,081	665	638
Total other expense	(19,133)	(6,405)	(7,467)
Income before income taxes	20,476	38,815	36,569
Income tax expense	(2,832)	(7,521)	(7,110)
Net income	$17,644	$31,294	$29,459
Earnings per share:
Basic	$0.23	$0.39	$0.36
Diluted	$0.22	$0.39	$0.36
Weighted average shares outstanding:
Basic	77,784	79,496	81,087
Diluted	78,480	80,309	81,945
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	June 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$322,357	$384,567
Accounts receivable, net	280,019	212,586
Inventories, net	167,415	92,376
Prepaid expenses and other current assets	14,439	13,715
Income tax deposits	3,191	—
Total current assets	787,421	703,244
Property, plant and mine development, net	1,825,653	1,169,155
Goodwill	414,257	272,079
Intangible assets, net	194,795	150,007
Other assets	27,219	12,798
Total assets	$3,249,345	$2,307,283
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$206,994	$171,041
Current portion of long-term debt	13,969	6,867
Current portion of deferred revenue	52,021	36,128
Income tax payable	—	1,566
Total current liabilities	272,984	215,602
Long-term debt, net	1,253,384	505,075
Deferred revenue	59,424	82,286
Liability for pension and other post-retirement benefits	47,022	52,867
Deferred income taxes, net	172,610	29,856
Other long-term obligations	85,417	25,091
Total liabilities	1,890,841	910,777
Stockholders’ Equity:
Preferred stock	—	—
Common stock	815	812
Additional paid-in capital	1,160,235	1,147,084
Retained earnings	327,173	287,992
Treasury stock, at cost	(120,056)	(25,456)
Accumulated other comprehensive loss	(9,663)	(13,926)
Total stockholders’ equity	1,358,504	1,396,506
Total liabilities and stockholders’ equity	$3,249,345	$2,307,283

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Sales:
Oil & Gas Proppants	$324,063	$312,930	$235,018
Industrial & Specialty Products	103,370	56,383	55,447
Total sales	427,433	369,313	290,465
Segment contribution margin:
Oil & Gas Proppants	114,607	99,433	71,222
Industrial & Specialty Products	41,301	20,530	23,267
Total segment contribution margin	155,908	119,963	94,489
Operating activities excluded from segment cost of sales	(21,320)	(11,560)	(988)
Selling, general and administrative	(42,232)	(34,591)	(25,839)
Depreciation, depletion and amortization	(36,563)	(28,592)	(23,626)
Asset impairment	(16,184)	—	—
Interest expense	(20,214)	(7,070)	(8,105)
Other income (expense), net, including interest income	1,081	665	638
Income tax expense	(2,832)	(7,521)	(7,110)
Net Income	$17,644	$31,294	$29,459
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net income	$17,644	$31,294	$29,459
Total interest expense, net of interest income	16,490	5,855	6,641
Provision for taxes	2,832	7,521	7,110
Total depreciation, depletion and amortization expenses	36,563	28,592	23,626
EBITDA	73,529	73,262	66,836
Non-cash incentive compensation (1)	6,931	6,254	6,442
Post-employment expenses (excluding service costs) (2)	554	555	240
Merger and acquisition related expenses (3)	17,624	2,507	1,185
Plant capacity expansion expenses(4)	10,721	9,380	1
Contract termination expenses(5)	—	—	—
Asset impairment (6)	16,184	—	—
Other adjustments allowable under our existing credit agreement (7)	(1,932)	3,408	368
Adjusted EBITDA	$123,611	$95,366	$75,072

(1)	Reflects equity-based non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance as these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)	Reflects a $16.2 million asset impairment related to the closure of our resin coating facility and associated product portfolio.
(7)
Reflects miscellaneous adjustments permitted under our existing credit agreement. The three months ended June 30, 2018 includes a $2.7 million credit as a result of the final settlement of contract termination costs related to the divestiture of assets in the first quarter of 2018. The three months ended March 31, 2018 includes a net loss of $3.4 million on divestiture of assets, consisting of $7.9 million of contract termination costs and $1.3 million of divestiture related expenses such as legal fees and consulting fees, partially offset by a $5.8 million gain on sale of assets. While the gain and costs related to a divestiture of assets are not operational in nature and are not expected to continue for any singular divestiture on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com
Nick Shaver
Investor Relations Manager
281-394-9630
shavern@ussilica.com